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                                                  April 27, 2000


To the Addressees Listed
  on the Appendix hereto

         Re:      ADVANTA REVOLVING HOME EQUITY LOAN TRUST 2000-A
                  REVOLVING HOME EQUITY LOAN ASSET-BACKED NOTES, SERIES 2000-A

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of the certain asset backed notes denominated Advanta Revolving Home Equity Loan Trust 2000-A, Revolving Home Equity Loan Asset Backed Notes, Series 2000-A (the "Notes"), pursuant to an Indenture dated as of April 1, 2000 (the "Indenture) between Advanta Revolving Home Equity Loan Trust 2000-A (the "Trust") and Bankers Trust Company of California N.A., as indenture trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) the Prospectus dated December 28, 1999 and the Prospectus Supplement dated April 18, 2000 (together, the "Prospectus") with respect to the Notes, and (b) executed copies of the Operative Documents (as defined in the Indenture) and the exhibits and schedules attached thereto.

                  We have examined the questions of whether (a) the Notes will be treated as indebtedness for federal income tax purposes and (b) the Trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the
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To the Addressees Listed
   on the Appendix hereto
April 21, 2000
Page 2


economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes (a) the Notes will be treated as indebtedness because (i) the characteristics of the transactions contemplated by the Operative Documents strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the relevant parties to the Operative Documents have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes and (b) the Trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  Assuming that the Trust's acquisition of any Subsequent Mortgage Loan is effected in accordance with the provisions of the Sale and Servicing Agreement, our opinions set forth above refer to such Subsequent Mortgage Loans as well as the Initial Mortgage Loans held by the Trust.

                  The foregoing opinions are being rendered for the benefit only of the addressees listed on the Appendix attached hereto in connection with the transactions contemplated by the Operative Documents and may not be disclosed to, quoted to or relied upon by any other person or entity or for any other purpose without the express prior written consent of the undersigned. This opinion letter is based upon the current state of the law and facts as of the date hereof and we hereby expressly disclaim any obligation to advise you of any changes which may occur hereafter with respect to any of the matters addressed herein.

                                                   Very truly yours,


                                 /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                                 -------------------------------------------
                                 WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP
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                                    APPENDIX

Advanta Conduit Receivables, Inc.    Bankers Trust Company of California, N.A.,
10790 Rancho Bernardo Drive            as Indenture Trustee
San Diego, California  92127         1761 East St. Andrew Place
                                     Santa Ana, California 92705

Advanta Mortgage Corp. USA           Bear, Stearns & Co. Inc.
10790 Rancho Bernardo Drive            as Representative of the Underwriters
San Diego, California 92127          245 Park Avenue
                                     New York, New York 10167

Advanta Revolving Home Equity        Moody's Investors Service, Inc.
  Loan Trust 2000-A                  99 Church Street
c/o Wilmington Trust Company         New York, New York 10007
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001-

Ambac Assurance Corporation          Standard & Poor's Ratings Services,
One State Street Plaza                 a division of the Mc-Graw Hill Companies,
New York, New York  10504              Inc.
                                     55 Water Street
                                     New York, New York 10041